ATTACHMENT FOR CURRENT FILING OF N-SAR SUB-ITEM 77I

At a regular meeting held September 24-26, 2008, the Board of Trustees for the Registrant voted to approve the following new Funds:

Alpha Opportunities Fund Smaller Company Growth Fund

At a regular meeting held December 17-19, 2008, the Board of Trustees for the Registrant voted to approve the following new Funds:

Alternative Asset Allocation Fund
Financial Services Fund
John Hancock Global Agribusiness Fund
John Hancock Global Infrastructure Fund
John Hancock Global Timber Fund
Mid Value Fund
Short Term Government Income Fund

ALPHA OPPORTUNITIES FUND

Subadviser: Investment Objective: Investment Strategies:

Wellington Management Company, LLP. (“Wellington Management”)

To seek long-term total return

The Fund employs a “multiple sleeve structure” which means the fund has several components that are managed separately in different investment styles. The Fund seeks to obtain its objective by combining these different components into a single fund.

Each “sleeve” has a distinct investment philosophy and analytical process to identify specific securities for purchase or sale based on internal, proprietary research. Each sleeve tends to be flexible, opportunistic, and total return-oriented so that the aggregate portfolio represents a wide range of investment philosophies, companies, industries and market capitalizations. Investment personnel for each sleeve have complete discretion and responsibility for selection and portfolio construction decisions within their sleeve.

The portfolio management team is responsible for selecting styles or approaches for sleeves with a focus on combining complementary investments styles, monitoring the risk profile, strategically rebalancing the portfolio, and maintaining a consistent fund profile. In choosing prospective investments, Wellington Management analyzes a number of factors, such as business environment, management quality, balance sheet, income statement, anticipated earnings, expected growth rates, revenues, dividends and other related measures of value.

Under normal market conditions, the Fund invests at least 65% of its total assets in equity and equity-related securities, including common stocks, preferred stock, depositary receipts (including ADRs and Global Depository Receipts), index-related securities (including ETFs), real estate investment structures (including real estate investment trusts (“REITs”)), convertible securities, preferred stock, private placements, convertible preferred stock, rights, and warrants, derivatives linked to equity securities or indexes, and other similar equity equivalents. The Fund may invest in listed and unlisted domestic and foreign equity and equity-related securities or instruments. These equity and equity-related instruments may include equity securities of, or derivatives linked to, emerging market issuers or indexes.

The Fund may invest up to 35% of total assets in securities of foreign issuers and non-dollar securities, including companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

The Fund also may invest in fixed-income securities, fixed-income related instruments, and cash and cash equivalents. These fixed income securities may include non-investment grade instruments.

The Fund may invest in over-the-counter and exchange traded derivatives, including but not limited to futures, forward contracts, swaps, options, options on futures, swaptions, structured notes, and market access products.

The Fund may invest in IPOs. The Fund's investment process may, at times, result in a higher than average portfolio turnover ratio and increased trading expenses.

Use of Hedging and Other Strategic Transactions. The Fund is authorized to use all of the various investment strategies referred to under “Hedging and Other Strategic Transactions.” More complete descriptions of options, futures currency and other derivative transactions are set forth in the SAI.

More complete descriptions of the money market instruments and certain other instruments in which the Fund may invest are set forth in the SAI. A more complete description of the debt security ratings used by JHT assigned by Moody's or is included in Appendix I of the SAI.

Temporary Defensive Investing. During unusual or unsettled market conditions, for purposes of meeting redemption requests or pending investment of its assets, the Fund may invest all or a portion of its assets in cash and securities that are highly liquid, including: (a) high quality money market instruments such as short-term U.S. government obligations, commercial paper, repurchase agreements or other cash equivalents; and (b) money market funds. To the extent the Fund is in a defensive position, its ability to achieve its investment objective will be limited.

SMALLER COMPANY GROWTH FUND

Subadvisers:	Frontier Capital Management Company, LLC (“Frontier”) Perimeter Capital Management (“Perimeter”) MFC Global Investment Management (U.S.A.) Limited, LLC (“MFC Global (U.S.A.)”)

Investment Objective: Investment Strategies:	To seek long term capital appreciation Under normal market conditions, the Fund invests at least 80% of its assets in small cap equity securities.

The Fund currently defines small cap equity securities as equity securities of companies with market capitalization between $50 million and $5.5 billion at the time of purchase. (The Fund is not required to sell a security that has appreciated or depreciated outside this stated market capital range.) While the fund's investments will generally consist of U.S.-traded securities, including American Depository Receipts (“ADRs”), the Fund may also invest in foreign securities and have exposure to foreign securities. The Fund may invest in initial public offerings (“IPOs”).

The Fund may buy or sell derivatives (such as futures, options and swaps) to use as a substitute for a purchase or sale of a position in the underlying asset and/or as part of a strategy design to reduce exposure to other risks, such as market risk.

The portion of the Fund managed by MFC Global (U.S.A.) will generally be invested in (a) common stocks included in the MSCI U.S. Small Company Growth Index and (b) securities (which may or may not be included in the MSCI U.S. Small Company Growth Index that MFC Global (U.S.A.) believes as a group will behave in a manner similar to the index. As of December 31, 2007, the market capitalizations of companies include in the MSCI U.S. Small Cap Growth Index range from $27 million to $4.9 billion.

The Fund employs a multi-manager approach with three subadvisers, each of which employs its own investment approach and independently manages its portion of the Fund. The Adviser may change the allocation of Fund assets among the subadvisers at any time.

The Fund's investment process may, at times, result in a higher than average portfolio turnover rate, which increases trading expenses and could lower performance.

Temporary Defensive Investing. During unusual or unsettled market conditions, for purposes of meeting redemption requests or pending investment of its assets, the Fund may invest all or a portion of its assets in cash and securities that are highly liquid, including: (a) high quality money market instruments such as short-term U.S. government obligations, commercial paper, repurchase agreements or other cash equivalents; and (b) money market funds. To the extent the Fund is in a defensive position, its ability to achieve its investment objective will be limited.

ALTERNATIVE ASSET ALLOCATION FUND

Subadviser: Investment Objective: Investment Strategies:

MFC Global Investment Management (U.S.A.) Limited

To seek long term growth of capital.

The Fund will seek to achieve its objective by investing in “alternative asset classes.” The Fund invests in other Funds and other investment companies (collectively, “Underlying Funds”) as well as other types of investments as described below.

The Fund will allocate its assets among other funds in the John Hancock Funds complex and other investment companies (collectively, “Underlying Funds”), including ETFs, that emphasize alternative or non-traditional asset categories or investment strategies such as international small cap stocks, emerging market equity, commodities, market neutral (long/short), global real estate, natural resources, TIPs (Treasury Inflation- Protected Securities), global bonds, high yield, bank loans and emerging market debt. Alternative or non-traditional asset categories generally have a low correlation with the broad U.S. stock and bond market.

The Fund may use a portion of its assets to employ a market neutral (long/short) strategy by simultaneously purchasing a security and entering into a short sale on the security. Short sales involve risks as described under “Risks of Investing in Certain Types of Securities – Short Sales”.

The Fund operates as a fund of funds and may invest in other John Hancock Funds II funds and other funds in the John Hancock Funds complex as well as other Underlying Funds and in other types of investments as described below. The Fund may purchase any Underlying Funds except other funds of funds. When purchasing shares of other JHF II Funds, the Fund only purchases NAV shares (which are not subject to Rule 12b-1 fees).

Temporary Defensive Investing. During unusual or unsettled market conditions, for purposes of meeting redemption requests, or pending investment of its assets, the Fund may invest all or a portion of its assets in cash and securities that are highly liquid, including (a) high quality money market instruments such as short-term U.S. government obligations, commercial paper, repurchase agreements or other cash equivalents; and (b) securities of other investment companies that are money market funds. In the case of Funds investing extensively in foreign securities, these investments may be denominated in either U.S. or non-U.S. dollars and may include debt of foreign corporations and governments and debt of supranational organizations. To the extent a Fund is in a defensive position, its ability to achieve its investment objective will be limited.

Use of Hedging and Other Strategic Transactions. The Fund is authorized to use all of the various investment strategies referred to under “Hedging and Other Strategic Transactions”. More complete descriptions of options, futures currency and other derivative transactions are set forth in the Statement of Additional Information (the “SAI”).

FINANCIAL SERVICES FUND

Subadviser: Investment Objective: Investment Strategies:

Davis Selected Advisers, L.P. (“Davis”)

To seek growth of capital.

Under normal market conditions, the Fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in companies that, at the time of investment, are principally engaged in financial services and the Fund invests primarily in common stocks of financial services companies.

A company is “principally engaged” in financial services if it owns financial services-related assets constituting at least 50% of the value of its total assets, or if at least 50% of its revenues are derived from its provision of financial services. Companies in the financial services industry include commercial banks, industrial banks, savings institutions, finance companies, diversified financial services companies, investment banking firms, securities brokerage houses, investment advisory companies, leasing companies, insurance companies and companies providing similar services. The Fund may also invest in other equity securities and in foreign and fixed income securities.

The subadviser uses the Davis Investment Discipline in managing the Fund’s portfolio. The subadviser conducts extensive research to seek to identify companies with durable business models that can be purchased at attractive valuations relative to their intrinsic value. The subadviser emphasizes individual stock selection and believes that the ability to evaluate management is critical. The subadviser routinely visits managers at their places of business in order to gain insight into the relative value of different businesses. Such research, however rigorous, involves predictions and forecasts that are inherently uncertain.

The subadviser has developed the following list of characteristics that it believes help companies to create shareholder value over the long term and manage risk. While few companies possess all of these characteristics at any given time, the subadviser seeks to invest in companies that demonstrate a majority, or an approximate mix of these characteristics, although there is no guarantee that it will be successful in doing so.

  Proven track record
  Significant personal ownership in business
  Strong balance sheet
  Low cost structure
  High returns on capital
  Non-obsolescent products/services
  Dominant or growing market share
  Global presence and brand names
  Smart application of technology to improve business and lower costs

The subadviser’s goal is to invest in companies for the long term. The subadviser considers selling a company if it believes the stock’s market price exceeds its estimates of intrinsic value, or if the ratio of the risks and rewards of continuing to own the company is no longer attractive.

The Fund may engage in active and frequent trading to achieve its principal investment strategies which will increase transaction costs.

The Fund concentrates (that is invests at least 25% or more) its investments in securities of companies engaged in the financial services industries, a comparatively narrow segment of the economy, and may therefore experience greater volatility than funds investing in a broader range of industries. Moreover, a fund which concentrates its investments in a particular sector is particularly susceptible to the impact of market, economic, regulatory and other factors affecting that sector.

JOHN HANCOCK GLOBAL AGRIBUSINESS FUND

Subadviser: Investment Objective: Investment Strategies:

MFC Global Investment Management (U.S.A.) Limited (“MFC Global (U.S.A.)”)

To seek long-term capital appreciation

The Fund seeks to achieve its objective by investing in equities and equity-related securities of companies involved in the agricultural sector.

The Fund will normally invest at least 80% of its net assets (plus borrowing for investment purposes) in domestic and foreign companies involved in the agricultural sector, without regard to market capitalization. Agricultural companies include companies in the following industries: agricultural products, fertilizers and agricultural chemicals, construction and farm machinery, farming vehicles and packaged foods and meats, as well as companies that derive a substantial portion of their sales or revenues from, or devote a substantial portion of their assets to, the agriculture sector, for example, companies involved in: crop production, raising of livestock; fish farming; manufacture of seeds; manufacture of planting, harvesting, crop protection and irrigation systems and manufacture of market raw or unfinished agricultural and food products.

The Fund’s investments in foreign securities may include direct investments in non-U.S. dollar-denominated securities traded on non-U.S. exchanges and U.S. dollar denominated securities of foreign issuers traded in the U.S., as well as indirect investments, such as depository receipts. The Fund may invest in securities of companies in emerging markets. Under normal circumstances, at least 40% of the Fund’s net assets will be invested in foreign securities.

The Fund may invest in ETFs as well as other investment companies and in REITs. Such investments may include qualified publicly traded partnerships, including publicly traded partnerships that invest principally in commodities or commodity-linked derivatives. The Fund may also invest up to 15% of its net assets in illiquid securities, including securities issued by limited partnerships and other pooled investment vehicles, including hedge funds.

The Fund may not purchase the securities of any issuer if, as a result, less than 25% of the Fund's total assets would be invested in the securities of issuers principally engaged in the agricultural sector. For purposes of this concentration limitation, the Fund may consider an issuer to be principally engaged in the agricultural sector if: (i) at least a plurality of an issuer's assets, income, sales, or profits are committed to, derived from, or related to the agricultural sector, or (ii) a third party has given the issuer an industry or sector classification consistent with classifications in the agricultural sector.

JOHN HANCOCK GLOBAL INFRASTRUCTURE FUND

Subadviser: Investment Objective: Investment Strategies:

MFC Global Investment Management (U.S.A.) Limited (“MFC Global (U.S.A.)”)

To seek long-term capital appreciation

The Fund seeks to achieve its objective by investing in equities and equity-related securities of companies involved in the infrastructure sector.

The Fund will normally invest at least 80% of its net assets (plus borrowing for investment purposes) in domestic and foreign companies involved in the infrastructure sector, without regard to market capitalization. The infrastructure sector covers the basic services and underlying fixed assets needed for a community to function properly. Infrastructure assets are long-life, physical assets that provide essential products or services for the global economy. These services include transportation, water, waste, primary energy providers and power networks.

Infrastructure companies include both domestic and foreign companies that derive a substantial portion of their sales or revenue from, or devote a substantial portion of their assets to, the infrastructure sector including companies in the following industries:

  Engineering and construction, including the building, operation and maintenance of highways, toll roads, tunnels, bridges and parking lots; the building, operation and maintenance of airports, marine ports, railroads and mass transit systems;
  Energy and transportation services including airport services, highways, railtracks, marine ports and services, and transportation and water utilities;
  Utilities, including the generation, transmission and distribution of electric energy; the storage, transportation and distribution of natural resources, such as oil and natural gas, used to produce energy; alternative energy sources; heavy electrical equipment; multi-utilities; telecommunications, including wireless and cable networks; and water treatment and distribution; and
  Public services, such as health care and education.

The Fund’s investments in foreign securities may include direct investments in non-U.S. dollar-denominated securities traded on non-U.S. exchanges and U.S. dollar-denominated securities of foreign issuers traded in the U.S., as well as indirect investments such as depository receipts. The Fund may invest in securities of companies in emerging markets. Under normal circumstances, at least 40% of the Fund’s net assets will be invested in foreign securities.

The Fund may invest in ETFs as well as other investment companies and in REITs. Such investments may include qualified publicly traded partnerships, including publicly traded partnerships that invest principally in commodities or commodity-linked derivatives. The Fund may also invest up to 15% of its net assets in illiquid securities, including securities issued by limited partnerships and other pooled investment vehicles, including hedge funds.

The Fund may not purchase the securities of any issuer if, as a result, less than 25% of the Fund's total assets would be invested in the securities of issuers principally engaged in the infrastructure sector. For purposes of this concentration limitation, the Fund may consider an issuer to be principally engaged in the infrastructure sector if: (i) at least a plurality of an issuer's assets, income, sales, or profits are committed to, derived from, or related to the infrastructure sector, or (ii) a third party has given the issuer an industry or sector classification consistent with classifications in the infrastructure sector.

JOHN HANCOCK GLOBAL TIMBER FUND

Subadviser: Investment Objective: Investment Strategies:

MFC Global Investment Management (U.S.A.) Limited (“MFC Global (U.S.A.)”)

To seek long-term capital appreciation

The Fund seeks to achieve its objective by investing in equities and equity-related securities of companies involved in the timber sector (“Timber Companies”).

The Fund will normally invest at least 80% of its net assets (plus borrowings for investment purposes) in domestic and foreign Timber Companies, without regard to market capitalization.

Timber Companies include both domestic and foreign companies that derive a substantial portion of their sales or revenue from, or devote a substantial portion of their assets to, companies that:

  Own or lease forested land;
  Market forest products;
  The harvest of timber for commercial use and sale of wood-based products, including lumber, pulp or other processed or finished goods such as paper and packaging; and
  Market paper products or packaging materials.

The Fund’s investments in foreign securities may include direct investments in non-U.S. dollar denominated securities traded on non-U.S. exchanges and U.S. dollar denominated securities of foreign issuers traded in the U.S., as well as indirect investments, such as depository receipts. The Fund may invest in securities of companies in emerging markets. Under normal circumstances, at least 40% of the Fund’s net assets will be invested in foreign securities.

The Fund may invest in ETFs as well as other investment companies and in REITs. Such investments may include qualified publicly traded partnerships, including publicly traded partnerships that invest principally in commodities or commodity-linked derivatives. The Fund may also invest up to 15% of its net assets in illiquid securities, including securities issued by limited partnerships and other pooled investment vehicles, including hedge funds.

The Fund may not purchase the securities of any issuer if, as a result, less than 25% of the Fund's total assets would be invested in the securities of issuers principally engaged in the timber sector. For purposes of this concentration limitation, the Fund may consider an issuer to be principally engaged in the timber sector if: (i) at least a plurality of an issuer's assets, income, sales, or profits are committed to, derived from, or related to the timber sector, or (ii) a third party has given the issuer an industry or sector classification consistent with classifications in the agricultural sector.

  Industry or Sector Investing risk
  Active Management risk
  Equities Securities risk
  ETF risk
  Foreign Securities risk (emerging market risk)
  Issuer risk
  Liquidity risk
  Credit and counterparty risk
  Hedging, Derivative and Other Strategic Transactions risk
  Medium and Small Company risk
  Non-Diversification risk
  REIT risk

MID VALUE FUND

Subadviser: Investment Objective: Investment Strategies:

T. Rowe Price Associates, Inc.

To seek long-term capital appreciation.

Under normal market conditions, the Fund invests at least 80% of its net assets in companies with market capitalizations that are within the Russell MidCap Index ($4.5 million to $20.3 billion as of September 30, 2008) or the Russell MidCap Value Index ($4.5 million to $16.7 billion as of September 30, 2008). The Fund invests in a diversified mix of common stocks of mid-size U.S. companies that are believed to be undervalued by various measures and offer good prospects for capital appreciation.

The subadviser employs a value approach in selecting investments. The subadviser’s in-house research team seeks to identify companies whose stock prices do not appear to reflect their underlying values. The subadviser generally looks for companies with one or more of the following characteristics:

Low stock prices relative to net assets, earnings, cash flow, sales or business franchise value;

  Demonstrated or potentially attractive operating margins, profits and/or significant cash flow generation;
  Sound balance sheets and other positive financial characteristics;
  Significant stock ownership by management; and
  Experienced and capable management.

The Fund’s sector exposure is broadly diversified as a result of stock selection and therefore may vary significantly from its benchmark, the Russell MidCap Value Index. The market capitalization of companies in the Fund and in the indices changes over time. The Fund will not automatically sell or cease to purchase stock of a company it already owns just because the company’s market capitalization grows or falls outside these ranges.

The Fund may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

In pursuing the Fund’s investment objective, the subadviser has the discretion to purchase some securities that do not meet its normal investment criteria, as described above, when it perceives an unusual opportunity for gain. These special situations might arise when the subadviser believes a security could increase in value for a variety of reasons, including a change in management, an extraordinary corporate event, or a temporary imbalance in the supply of or demand for the securities.

The Fund may invest in initial public offerings (“IPOs”). The Fund may purchase other types of securities, for example: convertible securities and warrants, foreign securities (up to 20% of total assets), certain exchange traded funds (“ETFs”), and certain derivatives (investments whose value is based on indices or other securities). For purposes of the Fund, ETFs are considered securities with a market capitalization equal to the weighted average market capitalization of the basket of securities comprising the ETF.

The Fund holds a certain portion of its assets in money market reserves which can consist of shares of the T. Rowe Price Reserve Investment Fund (or any other internal T. Rowe Price money market fund) as well as money market securities, including repurchase agreements, in the two highest rating categories, maturing in one year or less.

The Fund may invest up to 10% of its total assets in hybrid instruments. Hybrid instruments are a type of high-risk derivative which can combine the characteristics of securities, futures and options. Such securities may bear interest or pay dividends at below (or even relatively nominal) rates. The SAI contains a more complete description of such instruments and risks associated therewith.

Except as otherwise stated under “Additional Investment Policies —Temporary Defensive Investing,” the Fund normally has less than 10% of its assets in cash and cash equivalents.

SHORT TERM GOVERNMENT INCOME FUND

Subadviser: Investment Objective:	MFC Global Investment Management (U.S.) LLC (“MFC Global (U.S.)”) To seek a high level of current income consistent with preservation of capital. Maintaining a stable share price is a secondary goal.

Investment Strategies:

The Fund seeks to achieve its objective by investing under normal circumstances at least 80% of its assets in obligations issued or guaranteed by the U.S. government and its agencies, authorities or instrumentalities (U.S. government securities). Under normal circumstances, the Fund’s dollar-weighted average maturity is no more than 3 years.

The Fund may invest in higher-risk securities, including U.S. dollar-denominated foreign government securities and asset-backed securities. It may also invest up to 10% of assets in foreign governmental high yield securities (junk bonds) rates as low as B and their unrated equivalents.

In managing the portfolio of the Fund, MFC Global (U.S.) considers interest rate trends to determine which types of bonds to emphasize at a given time. The Fund typically favors mortgage-related securities when it anticipates that interest rates will be relatively stable, and favors U.S. Treasuries at other times. Because high yield bonds often respond to market movements differently from U.S. government bonds, the Fund may use them to manage volatility.

The Fund may invest in mortgage-related securities and certain other derivatives (investments whose value is based on indexes, securities and currencies).

The Fund may trade securities actively which could increase transaction costs (thus lowering performance).

Use of Hedging and Other Strategic Transactions. The Fund is authorized to use all of the various investment strategies referred to under “Hedging and Other Strategic Transactions.” More complete descriptions of options, currency futures and other derivative transactions are set forth in the SAI.

More complete descriptions of the money market instruments and certain other instruments in which the Fund may invest are set forth in the SAI. A more complete description of the debt security ratings used by JHT assigned by Moody's, S&P or Fitch is included in Appendix I of the SAI.